Exhibit 10.3

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL
TREATMENT WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.
THE NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE COMMISSION.

LANL License Agreement No. 04-COI572

EXCLUSIVE PATENT LICENSE AGREEMENT

BETWEEN

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

AND

CALDERA PHARMACEUTICALS, INC.

OFFICIAL USE ONLY
May be exempt from public release under the Freedom of Information Act
(5 U.S.C. 552), exemption number and category:
[Exemption 5, Privileged Information]
 Department of Energy review required before public release
Name/Org: (Laura Barber, TT Division), Date: September 23, 2004
Guidance (if applicable) [DOE M 471.3-1]

TABLE OF CONTENTS

I. DEFINITIONS	3
2. GRANT	5
3. SUBLICENSES	5
4. FEES AND ROYALTIES	6
5. DILIGENCE	7
6. PROGRESS REPORTS	8
7. BOOKS AND RECORDS	8
8. TERM OF THE LICENSE AGREEMENT	9
9. TERMINATION BY THE UNNERSITY	9
10. TERMINATION BY THE LICENSEE	10
11. PATENT PROSECUTION, MAINTENANCE AND DISCLAIMER	10
12. USE OF NAMES, TRADENAMES AND TRADEMARKS	11
13. WARRANTY AND DISCLAIMER	12
14. INFRINGEMENT	13
15. WAIVER	14
16. ASSIGNABILITY	14
17. INDEMNIFICATION	14
18. LATE PAYMENTS	15
19. NOTICES	16
20. FORCE MAJEURE	16
21. EXPORT CONTROL LAWS	17
22. PREFERENCE FOR UNITED STATES INDUSTRY	17
23. DISPUTE RESOLUTION	17
24. PATENT MARKING	17
25. GOVERNING LAW	17
26. SURVIVAL	17
27. GOVERNMENT APPROVAL OR REGISTRATION	18
28. DISPOSITION OF LICENSED PRODUCTS AND LICENSED SERVICES	18
29. MISCELLANEOUS	18
APPENDIX A -PATENT RIGHTS	21
APPENDIX B -FEES AND ROYALTIES	23
FEES AND ROYALTIES	23
APPENDIX C -MILESTONES	26
APPENDIX D -REPORT FORMAT	27
APPENDIX E -ROYALTY REPORT FORMAT	28

EXCLUSIVE PATENT LICENSE AGREEMENT

THIS LICENSE AGREEMENT is entered into by and between THE REGENTS OF THE UNIVERSITY OF CALIFORNIA, a nonprofit educational institution and a public corporation of the State of California having its principal office at 1111 Franklin Street, Oakland, CA 94607, hereinafter referred to as the "University," and CALDERA PHARMACEUTICALS, INC., located at 903 Tewa Loop, Los Alamos, NM 87544 and incorporated in the State of Delaware, hereinafter referred to as the "Licensee," the parties to this License Agreement being referred to individually as a "Party," and collectively as "Parties."

The University conducts research and development at Los Alamos National Laboratory for the U.S. Government under Contract No. W-7405-ENG-36, hereinafter referred to as the "Contract," with the U.S. Department of Energy, hereinafter referred to as the "DOE."

Rights in inventions and technical data made in the course of the University's research and development at Los Alamos National Laboratory are governed by the terms and conditions of the Contract.

Certain TECHNOLOGY related to a Method for Detecting Binding Constants Using Micro X-Ray Fluorescence (MXRF) has been developed in the course of the University's research and development at Los Alamos National Laboratory.

The University desires that such TECHNOLOGY be developed and utilized to the fullest extent possible so as to enhance the accrual of economic and technological benefits to the U.S. domestic economy, and is therefore willing to grant an exclusive license to the Licensee in PATENT RIGHTS that protect the TECHNOLOGY.

The Licensee desires to obtain from the University certain exclusive rights for the commercial development, manufacture, use, and sale of the TECHINOLOGY.

Now, therefore, the Parties agree as follows:

1. DEFINITIONS

1.1 "TECHNOLOGY" means technical information, know-how, data and PATENT RIGHTS owned or controlled by the University and relating to a Method for Detecting Binding Constants Using Micro X-Ray Fluorescence (MXRF).

1.2 "PATENT RIGHTS" means the University’s rights arising from the U.S. and international patents or applications, including any continuing applications, divisionals, and reissues thereof(but not including continuations-in-part), and the patents issuing on applications, identified in Appendix A, incorporated herein by reference.

1.3 "LICENSED METHOD(S)" means any method, procedure or process whose use, but for the license granted to the Licensee herein, would constitute an infringement of a subsisting claim of a patent or patent application identified in Appendix A.

1.4 "LICENSED PRODUCT(S)" means any article of manufacture, machine or composition of matter whose manufacture, importation, use, sale, or offer for sale, but for the license granted to Licensee herein, would constitute an infringement of a subsisting claim of a patent or patent application identified in Appendix A. LICENSED PRODUCTS do not include materials or chemicals developed by use of the method or apparatus claims in the PATENT RIGHTS.

1.5 "LICENSED INVENTION(S)" means any LICENSED PRODUCT or LICENSED METHOD.

1.6 "LICENSED SERVICE(S)" means services performed for third-party customers on a fee-for-services basis, where the data resulting from such services is provided to the customer for its use, and where the performance of such services would, but for the license rights granted, constitute an infringement of a subsisting claim of a patent or patent application identified in Appendix A herein. To the extent LICENSED SERVICES are performed in combination with other services, earned royalties shall only be based on net sales to the extent attributable to the LICENSED SERVICES, and only if such LICENSED SERVICES are separately invoiced.

1.7 "SALES" means disposing of a LICENSED PRODUCT by sale, lease, or other transaction for consideration or practicing LICENSED METHOD or providing a LICENSED SERVICE for consideration. SALES occur when consideration is received for disposition of LICENSED PRODUCT or practice of LICENSED METHOD or LICENSED SERVICE or when LICENSED PRODUCT is invoiced or delivered to a third person, whichever occurs first.

1.8 "SALES PRICE" means the cost of LICENSED SERVICE provided, or the invoice prices for SALES or, if LICENSED INVENTIONS are not sold but otherwise disposed of, the selling price at which products of similar kind and quality, sold in similar quantities as LICENSED INVENTIONS, are being offered for sale by the Licensee. Where such LICENSED PRODUCTS or LICENSED SERVICES are not currently being offered for sale by the Licensee, the SALES PRICE for purposes of computing royalties is the average selling price at which products of similar kind and quality, sold in similar quantities, are then currently being offered for sale by other companies. If such products are not currently sold or offered for sale by others, then the SALES PRICE, for purposes of computing royalties, is the Licensee's cost of manufacture determined by the Licensee's customary accounting procedures, plus the Licensee's standard mark-up.

1.9 "NET SALES" means the gross amounts for SALES at SALES PRICE by the Licensee and its sublicensee(s), less the following deductions where applicable: (a) SALES returns; (b) normal and customary allowances; (c) trade discounts; (d) SALES to the U.S. Government pursuant to Paragraph 4.2 (e) transportation charges, duties and tariffs only if separately stated on an invoice; but before the deduction of sales and excise taxes, costs of insurance, and agents' commissions; and (f) any sales or similar tax imposed on the buyer but required by law to be collected by the seller and remitted to the taxing authority and any gross receipts or similar tax imposed on or measured by the seller's receipts, but only if passed on to the buyer and separately stated as a tax on the invoice and only to the extent remitted to the taxing authority.

2. GRANT

2. 1 The University grants to Licensee, subject to Paragraphs 2.2 and 2.3, an exclusive License to make, have made, use, import, sell and offer to sell, and have sold LICENSED INVENTIONS and LICENSED SERVICES under the PATENT RIGHTS, with the right to sublicense others under the terms of Article 3.

2.2 Rights not expressly granted to the Licensee herein are expressly reserved to the University.

2.3 The University expressly reserves the right to use the TECHNOLOGY, including the right to make, have made, use and have used LICENSED INVENTIONS and LICENSED SERVICES for any noncommercial purpose, including, but not limited to, Cooperative Research and Development Agreements, Work for Others Agreements, and User Facility Agreements.

2.4 The U.S. Government has a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced throughout the world, for or on behalf of the U.S. Government; inventions covered by the University's PATENT RIGHTS, and has certain other rights under 35 U.S.C. 200-212 and applicable implementing regulations.

2.5 Under 35 U.S.C. 203 the U.S. Department of Energy has the right to require the Licensee to grant a nonexclusive, partially exclusive or exclusive license under the PATENT RI GHTS in any field-of-use to a responsible applicant or applicants in accordance with 48 CFR 27.304-1 (g).

2.6 The Licensee will make available to the University and will grant an irrevocable, paid-Up, royalty-free nonexclusive license to the University to make, have made, use, and have used for any purpose permitted under the Contract any improvements or developments to the TECHNOLOGY made by the Licensee. Such improvements can be used for any U.S. Government or non-commercial purpose and the University does not have the right to sublicense such improvements for any commercial purpose.

3. SUBLICENSES

3.1 The University grants to the Licensee the right to grant sublicenses to third parties to make, use, import, sell and offer to sell LICENSED INVENTIONS and LICENSED SERVICES in which the Licensee has current exclusive rights under this License Agreement.

3.2 Sublicenses granted under this clause must contain all of the conditions, restrictions and reservations of this License Agreement, except for loose provisions related to fees, and royalties, and must preserve the rights and reservations of the University and the U.S. Government existing under this License Agreement.

3.3 The Licensee must provide the University with a copy of each sublicense within thirty (30) days after its execution.

3.4. The Licensee must pay to the University the payments prescribed in Appendix B. With respect to any sublicense, this obligation continues as long as a sublicense granted by the Licensee is in effect, and is an obligation of the Licensee whether or not royalty payments are actually received by the Licensee from its sublicensee(s).

3.5 The Licensee must deliver to the University copies of all progress and royalty reports delivered to the Licensee by the Licensee's sublicensee(s). With respect to any sublicense, this obligation continues as long as a sublicense granted by the Licensee is in effect.

3.6 Termination of this License Agreement by the Licensee automatically operates as an assignment by the Licensee to tile University of all Licensee's right, title and interest in and to each sublicense granted by the Licensee. If this License Agreement is terminated by either Party, any sublicensee(s) not in default of the terms and conditions or its sublicense agreement with the Licensee must make a written election to the University to continue such sublicense agreement as a license agreement with the University. The Licensee will give its sublicensee(s) written notice thirty (30) days prior to effective date of termination of this License Agreement. Sublicensee(s) must make such written election to the University within thirty (30) days thereafter. The University's obligations under any assigned sublicense are limited only to the University's obligations under this License Agreement.

4. FEES, ROYALTIES AND SHAREHOLDER EQUITY

4.1 In consideration for the rights, privileges and license granted under this License Agreement, the Licensee must pay to the University the fees, royalties, and equity payments specified in Appendix B, incorporated herein by reference. The acceptance of Licensee's common stock is subject to the final approval of the Office of the President of the University of California, and, in the event that such an approval is not granted, this Agreement shall remain in effect and Licensee and the University shall re-negotiate in good faith for a substitution of similar value for consideration. However, if such re-negotiations fail to produce a mutually agreeable substitution for the common stock within ninety (90) days of the date such negotiations commence, the Licensee will, within thirty (30) days thereafter, pay the University a cash payment equal to the value of the common stock calculated using the highest cost per share at which the common stock has previously been issued, failing which the University may immediately terminate this License Agreement without recourse to the notification procedure specified in Article 9.

4.2 Notwithstanding Paragraph 4.1 above, the Licensee has no obligation to pay royalties on any SALES of any LICENSED INVENTION or provision of LICENSED SERVICES to the U.S. Government or any agency thereof or any U.S. Government contractor that certifies that its purchase of the LICENSED INVENTION or LICENSED SERVICE is for or on behalf of the U.S. Government. The Licensee must not impose royalty charges on SALES of LICENSED INVENTION or LICENSED SERVICES to U.S. Government entities, and must refund to them any royalty collected on such SALES.

4.3 Royalty payments are to be calculated based on NET SALES during the quarterly periods extending from January 1 through March 31 (first quarter), April 1 through June 30 (second quarter), July 1 through September 30 (third quarter), and from October 1 through December 31 (fourth quarter) of each year, for as long as this License Agreement remains in effect. The first royalty payment due under this License Agreement is based on NET SALES from the effective date of this License Agreement to the end of the quarterly period which includes such effective date. Subsequent royalty payments are due concurrently with the Royalty Reports, pursuant to Paragraph 6.2, on the following dates:

• May 31 for the calendar quarter beginning January 1 and ending March 31.

• August 31 for the calendar quarter beginning April 1 and ending June 30.

• November 30 for the calendar quarter beginning July 1 and ending September 30.

• February 28 for the calendar quarter beginning October 1 and ending December 31.

4.4 All payments due the University must be paid in U.S. currency to the University, at the address set forth in Paragraph 19. The Licensee must convert NET SALES invoiced in foreign currency into equivalent U.S. currency at the exchange rate for the foreign currency prevailing as of the last day of the reporting period, as reported in the Wall Street Journal®.

4.5 The Licensee will not be required to pay a royalty on its own internal use of the PATENT RIGHTS, or on sales of Therapeutics and Diagnostics identified, discovered, researched or developed (internally or for third parties as LICENSED SERVICES) through the practice of the PATENT RIGHTS.

4.6 The Licensee will not be required t0 pay royalties from sales of LICENSED PRODUCTS where such LICENSED PRODUCTS are manufactured and sold in countries in which the University does not have patent protection.

5. DILIGENCE

5.1 The Licensee will use its best efforts to bring one or more LICENSED INVENTIONS to market through a thorough, vigorous and diligent program for exploitation of the PATENT RIGHTS and to continue active, diligent marketing efforts for LICENSED INVENTIONS and LICENSED SERVICES throughout the life of this License Agreement.

5.2 To be in compliance with Paragraph 5.1, the Licensee must meet the Commercialization Milestones set out in Appendix C, incorporated herein by reference.

5.3 Article 5 is a material term of this Agreement, without which the license grant under Article 2 would not have been made, and the Licensee's failure to perform in accordance with Paragraphs 5.1 and 5.2 is grounds for the University to terminate this License Agreement pursuant to Paragraph 9.1.

6. REPORTS

6.1 Progress Reports. The Licensee will submit to the University a semi-annual progress report covering activities by the Licensee related to the development and testing of all LICENSED INVENTIONS and the provision of LICENSED SERVICES and obtaining government approvals necessary for marketing them. These progress reports will be provided to the University to cover the progress of the research, development and commercialization activities, until NET SALES exceed Ten Million Dollars ($10,000,000). Progress reports shall comply with the report Format shown in Appendix D. Reports marked by the Licensee as proprietary financial or business information of the Licensee will be treated by the University as proprietary information.

Progress reports are due on the following dates:

• August 31 for the calendar half beginning January 1 and ending June 30.

• February 28 for the calendar half beginning July 1 and ending December 31.

6.2 Royalty Reports. The Licensee must submit quarterly royalty reports. Royalty reports shall comply with the report format shown in Appendix E. Reports marked by the Licensee as proprietary financial or business information of the Licensee will be treated by the University as proprietary information.

IF NO SALE, SUBLICENSE OR USE or LICENSED INVENTION OR PROVISION OF LICENSED SERVICES HAS BEEN MADE DURING A REPORTING PERIOD, A STATEMENT TO THIS EFFECT MUST BE SENT TO THE UNIVERSITY.

Royalty reports are due on the following dates:

• May 31 for the calendar quarter beginning January 1 and ending March 31.

• August 31 for the calendar quarter beginning April 1 and ending June 30.

• November 30 for the calendar quarter beginning July 1 and ending September 30.

• February 28 for the calendar quarter beginning October 1 and ending December 31.

7. BOOKS AND RECORDS

7.1 The Licensee must keep books and records according to Generally Accepted Accounting Principles, accurately showing all activities related to commercializing LICENSED INVENTIONS and providing LICENSED SERVICES by the Licensee and its sublicensee(s) under the terms of this License Agreement. Such books and records must be open to inspection and audit on a proprietary basis by representatives or agents of the University at reasonable times, but in no event more than once for each calendar year, for the purpose of verifying the accuracy of the royalty and progress reports and the royalties due. The Licensee may request that any such inspection and audit be conducted by an independent auditor, in which event the Licensee will pay the costs of the auditor.

7.2 The fees and expenses of the University's representatives performing the inspection and audit will be borne by the University. However, if the audit discloses an error in royalties owed the University of more than Ten percent (10%) of royalties paid to the University, then the Licensee will pay the fees and expenses of said representatives within thirty (30) days after receipt of invoice.

7.3 The Licensee's books and records related to LICENSED INVENTIONS and LICENSED SERVICES must be preserved for at least five (5) years from the last date that the royalty payments were made.

8. TERM OF THE LICENSE AGREEMENT

8.1 This License Agreement will be effective upon execution by the Parties and the University's receipt of the License Issue Fee specified in Appendix B.

8.2 This License Agreement is in full force and effect from the effective date and remains in effect until the expiration of the last to expire of the patents included within the University's PATENT RIGHTS, unless sooner terminated by operation of law or by acts of either of the Parties in accordance with the terms of this License Agreement.

9. TERMINATION BY THE UNIVERSITY

9.1 If the Licensee fails to deliver to the University any report when due, or fails to pay any royalty or fee when due, or if the Licensee breaches any other material term of this Lice.nse Agreement, including, but not limited to, Article 5, DILIGENCE, the University may give written notice of default to the Licensee.  If the Licensee fails to cure the default within sixty (60) days from the date of delivery of the notice of default to the Licensee, the University has the right to terminate this License Agreement. This License Agreement will terminate upon delivery of written notice of termination to the Licensee. Termination does not relieve the Licensee of its obligation to pay any royalty or license fees due or owing at the time of termination and does not impair any accrued right of the University.

9.2 The Licensee must provide notice to the University of its intention to file a voluntary petition in bankruptcy or, where known to the Licensee, of another party's intention to file an involuntary petition in bankruptcy for the Licensee, said notice must be received by the University at least thirty (30) days prior to filing such petition. The University may terminate this License Agreement upon receipt of such notice at its sole discretion. The Licensee's failure to provide such notice to the University will be deemed a material, pre-petition, incurable breach or this License Agreement and the License Agreement will terminate automatically on the date of filing such voluntary or involuntary petition in bankruptcy.

10. TERMINATION BY THE LICENSEE

10.1 The Licensee may terminate this License Agreement by giving written notice to the University. Such termination will be effective ninety (90) days from the date of delivery of the notice, and all the Licensee's rights under this License Agreement will cease as of that date.

10.2 Termination pursuant to this Article does not relieve the Licensee of any obligation or liability accrued by the Licensee prior to the effective date of termination or affect any rights of the University arising under this License Agreement prior to termination.

11. PATENT PROSECUTION, MAINTENANCE AND DISCLAIMER

11.1 The University will prosecute U.S. patent applications identified in Appendix A in the U.S. Patent and Trademark Office (USPTO), and will maintain U.S. patents identified in Appendix A, using counsel of its choice. The University will provide the Licensee, upon the Licensee's written request, with copies of relevant documentation relating to any such patent prosecution. The Licensee will hold such documentation in confidence in the same manner as if it were the Licensee's financial or business information or trade secrets.

11.2 The University may amend U.S. patent applications identified in Appendix A to include reasonable claims requested by the Licensee if such claims are required to protect commercial applications of the LICENSED INVENTION. Requested amendments will be introduced into the patent applications at the sole discretion of the University.

11.3 The Licensee understands and agrees that the prosecution of patent applications is uncertain and that certain claims therein may not be allowed or may receive narrower breadth of scope than when originally filed and that patent applications may not issue as a U.S. patent. Therefore, the University provides no representation or warranty that any of the patent applications identified in Appendix A will issue as a U.S. patent or that the scope of claims coverage of any resulting patent issuing thereon will have the same scope of claims coverage as when filed by the University or when reviewed by the Licensee.

11.4 The University agrees to provide written notification to the Licensee if any of the patent applications identified in Appendix A receive a final rejection, and further agrees to review recommendations from the Licensee and/or the Licensee's patent attorneys as to how to further the University's prosecution efforts in the USPTO. However, it will be at the University's sole discretion whether the University implements the prosecution advice of the Licensee and/or the Licensee's patent attorneys.

11.5 The University agrees to provide written notification to the Licensee if the University intends to terminate prosecution of any of the U.S. patent applications identified in Appendix A. Acceptance by the University of allowed claims in any of the U.S. patent applications and allowing the U.S. patent applications to proceed to issuance with these claims, or abandonment of any of the U.S. patent applications will be at the sole discretion of the University.  If the University elects to terminate prosecution of a U.S. patent application for a reason other than to accept allowed claims, the Licensee may elect in writing to assume responsibility for such prosecution in the name of the University at its own expense.

11.6 The costs associated with U.S. and Patent Cooperation Treaty (PCT) cases will be borne by the University. The costs associated with international cases will be borne by the Licensee for each national case identified in Appendix A.

11.7 The Licensee must take the following actions to obtain and maintain international rights:

• The Licensee must diligently pursue, at the Licensee' s expense, in the name of the University and assigned to the University, the filing, prosecution, and maintenance of all international patent applications and patents listed in Appendix A using counsel of the Licensee's choice.

• The Licensee may request amendments to Appendix A, Foreign Patent Rights, in writing to the University, provided such requests are made at least ninety (90) days before any action on the cases affected by the requested amendment is due.

• The Licensee must provide the University with a copy of all foreign filing actions, including a copy of official records, correspondence, costs of such actions (including attorney's fees, filing fees, and translation expenses), and a cumulative sum of such costs to date, within thirty (30) business days from the date such action is taken by or received by the Licensee.

11.8 The obligation of the Licensee to prosecute and pay for costs of international patents and patent applications under this Article continues as long as this License Agreement remains in effect irrespective of when invoiced by the Licensee's foreign associates. The Licensee may terminate such prosecution and obligations with respect to any foreign case by giving ninety (90) days written notice to the University. The University may at its election continue prosecution of maintenance of such cases at the expense of the University and the Licensee will have no further right or license thereunder.

11.9 The failure of the Licensee to include countries in Appendix A for international patent rights will be considered an election by the Licensee not to secure such rights. The University has the right to seek such patent rights in any country for which a patent application has not been filed as of the effective date of this Agreement and for which the Licensee has declined international rights and may seek additional licensees of such rights.

12. USE OF NAMES, TRADENAMES AND TRADEMARKS AND NONDISCLOSURE OF AGREEMENT TERMS

12.1 Nothing contained in this License Agreement confers any right to use in advertising, publicity, or order promotional activities any name, tradename, trademark, or other designation of either Party hereto or the Department of Energy or Los Alamos National Laboratory (including any contraction, abbreviation, or simulation of any of the foregoing). Unless required by law, the use of the name "University of California," "The Regents of the University of California," or the name of any facility or campus of the University of California is expressly prohibited.

12.2 The University may disclose to third parties the existence of this License Agreement and the extent of the grant in Article 2, but will not disclose information identified as proprietary by the Licensee herein, if any, except where the University is required to release information under either the California Public Records Act or other applicable law. A decision to release information under applicable law will be at the sole discretion of the University.

12.3 The Licensee may disclose to third parties the existence of this License Agreement and the terms and conditions to the extent determined appropriate by the Licensee.

12.4 The University acknowledges that the Licensee considers Appendices B and C of this License Agreement to contain proprietary business information of the Licensee and Appendices B and C are marked as such. All other portions of this License Agreement are nonproprietary.

13. WARRANTY AND DISCLAIMER

l3.1 The University warrants that it is the lawful owner of the PATENT RIGHTS listed in Paragraph 1.2.

THE TECHNOLOGY IS PROVIDED AS IS WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. NEITHER THE UNIVERSITY NOR THE U.S. GOVERNMENT MAKES ANY REPRESENTATION OR WARRANTY THAT THE LICENSED PRODUCTS, LICENSED METHODS, OR LICENSED SERVICES WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT. IN NO EVENT WILL THE UNIVERSITY OR THE U.S. GOVERNMENT BE LIABLE FOR ANY INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF LICENSED PRODUCTS OR LICENSED METHODS OR PROVISION OF LICENSED SERVICES.

13.2 Nothing in this License Agreement will be construed as:

a. a warranty or representation by the University or the U.S. Government as to the validity or scope of the University's PATENT RIGHT;

b. an obligation to bring or prosecute actions or suits against third parties for patent infringement, except as provided in Article 14;

c. conferring by implication, estoppel, or otherwise any license or rights under any patents of the University or the U. S. Government other than the University's PATENT RIGHTS; or

d. an obligation by the University or the U.S. Government to furnish any know-how, technical assistance, or technical data other than as stated in Article 2 above.

13.3 NEITHER THE UNITED STATES NOR THE UNITED STATES DEPARTMENT OF ENERGY, NOR THE UNIVERSITY NOR ANY OF THEIR EMPLOYEES, AGENTS OR CONTRACTORS MAKES ANY WARRANTY, EXPRESS OR IMPLIED, OR ASSUMES ANY LEGAL LIABILITY OR RESPONSIBILITY FOR THE ACCURACY, COMPLETENESS, OR USEFULNESS OF ANY SOFTWARE, INFORMATION, APPARATUS, PRODUCT, OR PROCESS DISCLOSED, OR REPRESENTS THAT ITS USE WOULD NOT INFRINGE PRIVATELY OWNED RIGHTS.

14.  INFRINGEMENT

14.1 In the event that the Licensee learns of the substantial infringement of any PATENT RIGHTS under this License Agreement, the Licensee will notify the University in writing and will provide the University with reasonable evidence of such infringement. The Licensee will not notify a third party of the infringement of any PATENT RIGHTS without first obtaining consent of the University, which consent will not be unreasonably withheld. The Parties will use their best efforts in cooperation with each other to terminate such infringement without litigation.

14.2 If the Licensee desires that PATENT RIGHTS be enforced against infringers, the Licensee may request permission from the University to file suit against the infringement of PATENT RIGHTS or may request that the University take legal action against the infringement of PATENT RIGHTS. Such request must be made in writing and must include reasonable evidence of such infringement and damages to the Licensee. If the infringing activity has not been abated within ninety (90) days following the receipt of such request, the University will have the right to elect to

a. commence suit on its own account;
b. commence suit jointly with the Licensee; or
c. refuse to participate in such suit.

The University will give notice of its election in writing to the Licensee by the end of the 10th day after receiving such request from the Licensee. The Licensee may thereafter bring suit for patent infringement if and only if the University elects not to commence suit and if the infringement occurred during the period and in a jurisdiction where the Licensee had exclusive rights under this License Agreement. In the event, however, the Licensee elects to bring suit in accordance with this Paragraph, the University may thereafter join such suit at its own expense. Both parties agree to be bound by the outcome of a suit for patent infringement through the pendency of such a suit under this Paragraph.

14.3 Any legal action under this Article will be at the expense of the Party initiating the legal action. The Licensee will bear all expenses of any action brought by the Licensee under this Article, including attorney fees and costs of both Parties in the defense of any declaratory judgment actions or counter-claims brought by the infringer. If legal action is brought by the Licensee, the University is entitled to twenty-five percent (25%) of any damage recovery based on lost profits of the Licensee or a reasonable royalty. Legal action brought jointly by the University and the Licensee and fully participated in by both will be at the joint expense of the Parties and all recoveries will be shared jointly by them in proportion to the share of expenses paid by each.

14.4 Each Party will cooperate with the other in proceedings instituted hereunder, provided expenses arc borne by the Party bringing suit. Litigation will be controlled by the Party bringing suit, except that the University will control the litigation if brought jointly. The University may be represented by its choice of counsel in any suit brought by the Licensee.

14.5 Neither Party will settle or compromise any suit without the other Party's written consent.

15. WAIVER

15.1 No waiver by either Party of any breach or default of any of the covenants or terms of this License Agreement will be deemed a waiver as to any prior, subsequent and/or similar breach or default.

16. ASSIGNMENT AND CONTROLLING INTEREST

16.1 This License Agreement may be assigned by the University, but is personal to the Licensee and assignable by the Licensee only with the prior written consent of the University, which will not be withheld unreasonably.

16.2 In the event that a controlling interest in the Licensee is obtained by an entity different than the entity having a controlling interest on the effective date of this License Agreement, the University may terminate this License Agreement at its discretion, which discretion will not be exercised unreasonably. The Licensee will notify the University ninety (90) days prior to any such change in controlling interest.

17. INDEMNIFICATION

17.1 The Licensee will, and will require its sublicensee(s) to indemnify, hold harmless and defend the University and the U.S. Government, their officers, employees, and agents; the sponsors of the research that led to the TECHNOLOGY; the inventors of any invention covered by patents or patent applications in PATENT RIGHTS (including the LICENSED PRODUCT LICENSED METHOD, and LICENSED SERVICES contemplated thereunder); and their employers against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out of exercise of this license or any sublicense.  This indemnification will include, but will not be limited to, any product liability.

17.2 The Licensee, at its sole cost and expense, will insure its activities in connection with the work under this License Agreement and obtain, keep in force, and maintain insurance or an equivalent program of self insurance as follows:

a. Comprehensive or Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

Each Occurrence $5,000,000 Products/Completed Operations Aggregate $5,000,000 Personal and Advertising Injury $5,000,000 General Aggregate (commercial form only) $5,000,000

b. It should be expressly understood, however, that the coverages and limits referred to under the above will not in any way limit the liability of the Licensee. Within thirty (30) days of receiving a written request from the University, the Licensee will furnish the University with certificates of insurance or evidence of self-insurance documenting compliance with all requirements. Such certificates will:

i. Provide for 30 day advance written notice to the University of any modification;

ii. Indicate that the University has been endorsed as an additional insured under the coverages referred to under the above; and

iii. Include a provision that the coverages will be primary and will not participate with or be excess over any valid and collectable insurance or program of self-insurance carried or maintained by the University.

17.3 The University will promptly notify the Licensee in writing of any claim or suit brought against the University or the U.S. Government in respect of which the University or the U.S. Government intend to invoke the provisions of this Article. The Licensee will keep the University informed on a current basis of its defense of any claims pursuant to this Article.

18. LATE PAYMENTS

18.1  In the event royalty payments or fees are not received by the University when due, the Licensee will pay to the University the amount due plus simple interest calculated at the rate of 0.83 percent (0.83%) per month from the date the payment or fee was due to the date payment is actually made.

19. NOTICES

19.1 Any notice or payment required to be given to either Party will be deemed to have been properly given and to be effective on the date of

a.           delivery, if delivered in person;
b.           mailing, if mailed by first-class certified mail;
c.           mailing, if mailed by any express carrier service that requires the recipient to sign the documents demonstrating the delivery of such notice or payment; or
d.           transmission by facsimile with confirmation of transmission to the respective addresses given below:

In the case of the Licensee:

Caldera Pharmaceuticals, Inc.
903 Tewa Loop
Los Alamos, NM 87544
Attention: Benjamin P. Warner
Telephone: (505) 412-2345
Email address: wamer@alwll.mit.edu

In the case of the University:
Los Alamos National Laboratory
Technology Transfer Division
P.O. Box 1663, Mail Stop C334
Los Alamos, New Mexico 87545
Attention: License Compliance Officer
Telephone: (505) 665-9091
Facsimile: (505) 665-0154 or (505) 665-6 127

For Courier Service to the University:

Los Alamos National Laboratory
Technology Transfer Division
Bikini Atoll Road, Bldg. SM-30
Los Alamos, NM 87545
Attention: License Compliance Officer
Telephone: (505) 665-9091

For payments due the University:
Los Alamos National Laboratory
Technology Transfer Division
P.O. Box 462
Los Alamos, NM 87544
Attention: License Compliance Officer

20. FORCE MAJEURE

20.1 Neither Party is responsible for delay or failure in performance of any of the obligations imposed by this License Agreement if the failure is caused by fire, flood, explosion, lightning, windstorm, earthquake, subsidence of soil, court order or government interference, civil commotion, riot, war, or by any cause of like or unlike nature beyond the control and without fault or negligence or either Party.

21. EXPORT CONTROL LAWS

21.1 Licensee acknowledges and understands that the export of commodities and/or related technical data from the United States may require an export license from the Bureau of Export Administration, and that failure to obtain such export license may result in criminal liability under federal law. Failure of Licensee to comply with this requirement is a material breach of this Agreement for which the University has tile right to terminate this Agreement pursuant to paragraph 9. 1.

22. PREFERENCE FOR UNITED STATES INDUSTRY

22.1 LICENSED PRODUCTS or products produced through the use of LICENED METHOD sold in the United States must be manufactured substantially in the United States.

23. DISPUTE RESOLUTION

23.1 The individuals designated in Paragraph 19 agree to exert their best efforts to resolve disputes arising from this License Agreement. In the event that any claim or controversy arising out of this License Agreement cannot be resolved by the aforestated individuals or their successors, such matter will immediately be referred jointly to the respective management of each Party who will meet and undertake to resolve the matter. In the event these individuals fail to resolve the matter within sixty (60) days of referral of the matter to them, either Party may give the other Party notice of its intention to seek other recourse.

24. PATENT MARKING

24.1 The Licensee agrees to mark, in accordance with the applicable patent marking statute, all LICENSED PRODUCTS, and their containers, which have been made, used, sold or otherwise transferred to a third party, under the terms of this License Agreement.

25. GOVERNING LAW

25.1 THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, excluding any choice of law rules that would direct the application of the laws of another jurisdiction.

26. SURVIVAL

26.1 When this License Agreement expires or is terminated in accordance with the terms hereof, the following Articles will survive any expiration or termination:

Article 1	DEFINITIONS
Article 3	SUBLICENSES
Article 7	BOOKS AND RECORDS
Article 11	PATENT PROSECUTION, MAINTENANCE AND DISCLAIMER
Article 12	USE OF NAMES, TRADENAMES, AND TRADEMARKS
Article 13	WARRANTY AND DISCLAIMER
Article 17	INDEMNIFICATION
Article 18	LATE PAYMENTS
Article 26	SURVIVAL

27. GOVERNMENT APPROVAL OR REGISTRATION

27.1 If this License Agreement or any associated transaction is required by the law of any nation to be either approved, permitted or registered with any governmental agency, the Licensee will assume all legal obligations to do so. The Licensee will notify the University if the Licensee becomes aware that this License Agreement is subject to a U.S. or foreign government reporting, permitting, or approval requirement. The Licensee will make all necessary finings and pay all costs including fees, penalties and all other out-of-pocket costs associated with such reporting, permitting or approval process.

28. DISPOSITION OF LICENSED PRODUCTS ON HAND UPON TERMINATlON

28.1 Upon termination of this License Agreement, the Licensee will have the privilege of selling all previously made or partially made LICENSED PRODUCTS and completing all previously commenced LICENSED SERVICES, but no more, within a period of 120 days. The sale of such LICENSED PRODUCTS and LICENSED SERVICES will be subject to the terms of this License Agreement including, but not limited to, the payment of royalties based on the NET SALES of LICENSED PRODUCTS and LICENSED SERVICE at the rates and at the times provided herein and the rendering of reports in connection therewith.

29. MISCELLANEOUS

29.1 The headings of the several sections of this License Agreement are included for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this License Agreement.

29.2 No amendment or modification of this License Agreement is binding on the Parties unless made in a writing executed by duly authorized representatives of the Parties.

29.3 This License Agreement, with the attached Appendices, embodies the entire understanding of the Parties and supersedes all previous communications, representations, or understandings, either oral or written, between the parties relating to this License Agreement.

29.4 In the event anyone or more of the provisions of this License Agreement is held to be invalid, illegal, or unenforceable in any respect, the invalidity, illegality, or unenforceability will not affect any other provisions hereof, and this License Agreement will be construed as if such invalid or illegal or unenforceable provisions had never been part of this License Agreement.

29.5 This License Agreement has been negotiated and prepared jointly by both Parties and shall not be construed for or against any Party.

IN WITNESS WHEREOF, both the University and the Licensee have executed this License Agreement, in duplicate originals, by their respective officers on the day and year hereinafter written.

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:  /s/ Duncan W. McBranch
                        Duncan W. McBranch, Division Leader
                        Technology, Transfer Division

Date: 9/6/05

CALDERA PHARMACEUTICALS, INC.

By:          /s/ Benjamin Peter Warner
Printed
Name:     Benjamin Peter Warner
Title:       CEO

Date:      9/8/05

APPENDIX A

PATENT RIGHTS
I. U.S. Patent Rights

a. DOE S-94,661 -  "Method for Detecting Binding Events Using Micro X-Ray Fluorescence Spectrometry," Benjamin P. Warner et al., U.S. Patent Application No. 09/859,701, filed May 16, 2001.

b. DOE S-99,911 -  "Flow Method and Apparatus for Screening Chemicals Using Micro X-Ray Fluorescence," George J. Havrilla et al., U.S. Patent Application No. 10/206,524, filed July 25, 2002.

c. DOE S-l00, 585 -  "Method and Apparatus for Detecting Chemical Binding," Benjamin P. Warner et al., U.S. Patent Application No. 10/62 1,825, filed July 16, 2003.

d. DOE S-102,376 -   "Drug Development and Manufacturing," Benjamin P. Warner et al., U.S. Patent Application No. 10/880,388, filed June 29, 2004.

2. International Patent Rights

a. DOE S-94,661 -   "Method for Detecting Binding Events Using Micro X-Ray Fluorescence Spectrometry," Benjamin P. Warner et al., U.S. Patent Application No. 09/859,701, filed May 16, 2001I. International Patent protection is not available for this case.

b. DOE S-99,91J - "Flow Method and Apparatus for Screening Chemicals Using Micro X-Ray Fluorescence," George J. Havrilla et al., U.S. Patent Application No. 101206,524, filed July 25,2002. PCT Application 03/20 103 was filed on June 24, 2003. The Licensee elects international patent prosecution in the following countries:

Country	Application No.	Filing Date
Japan
European Patent Office

c. DOE S-J 00,585 -  "Method and Apparatus for Detecting Chemical Binding," Benjamin P. Warner et. al., U.S. Patent Application No. 10/621,825, filed July 16, 2003. PCT Application 04119678 was filed on June 16, 2004. The Licensee elects international patent prosecution in the following countries:

Country	Application No.	Filing Date
Japan
European Patent Office

d. DOE S-1O2,376 -  "Drug Development and Manufacturing," Benjamin P. Warner et al., U.S. Patent Application No. 10/880,388, filed June 29, 2004. A PCT Application may be filed on or before July 16, 2005. The Licensee elects international patent prosecution in the following countries:

Country	Application No.	Filing Date
Japan
European Patent Office

APPENDIX B FEES AND ROYALTIES

I. Fees

a. A non-refundable License Issue Fee of Forty thousand U.S. Dollars ($40,000.00), to be paid upon execution of the License Agreement.

b. Annual License Fees, as cash payments, are due and payable according to the following schedule:

February 28, 2006	$25,000.00	February 28, 20 15	$50,000.00
February 28, 2007	$25,000.00	February 28, 20 16	$50,000.00
February 28, 2008	$25,000.00	February 28, 2017	$50,000.00
February 28, 2009	$25,000.00	February 28, 20 18	$50,000.00
February 28, 2010	$25,000.00	February 28, 20 19	$50,000.00
February 28, 2011	$50,000.00	February 28, 2020	$50,000.00
February 28, 2012	$50,000.00	February 28, 202 1	$50,000.00
February 28, 2013	$50,000.00	February 28, 2022	$50,000.00
February 28, 2014	$50,000.00

The University will credit the Annual License Fee for a particular calendar year against any royalties earned during that same year. After the royalties accumulated during a given year equals the Annual License Fee previously paid to the University on February 28th of that same year, Licensee shall consider such credit as having been fully applied and shall pay actual royalties earned for the remainder of that same calendar year.

XXXX

XXXX - redacted pursuant to a confidentiality request with the United States Securities and Exchange Commission

d. Patent Issue Fees of Twenty thousand U.S. Dollars ($20,000.00) per issuance of each U.S. Patent listed in Appendix A (PATENT RIGHTS), payable to the University within thirty (30) days after receiving official notice from the University regarding the issuance of each U.S. patent.

2. Royalties

The Licensee will pay the University a royalty of two percent (2.0%) of NET SALES during the term of this License Agreement.

Licensee's sublicensees will pay the University a royalty of two percent (2.0%) of NET SALES during the term of this License Agreement.

3. Shareholder Equity

a. As partial consideration for this Agreement, Licensee will issue to The Regents of the University California ("University") shares of Founders Stock, equivalent in value to three percent (3.0%) of the outstanding common shares of Caldera Pharmaceuticals Inc.'s Founders Stock available as of the effective date of this License Agreement. Such shares shall be convertible to publicly tradable shares in the event that Caldera Pharmaceuticals, Inc. completes an Initial Public Offering. Final acceptance by the University of said equity is conditioned upon receipt and acceptance of any Licensee shareholders' agreement and other relevant information the University deems necessary in order to make a properly informed decision in accordance with the University's applicable guidelines for accepting equity in University technology licensing transactions. Upon final acceptance of said equity, the University reserves the right and sole discretion to direct Licensee to distribute the University's inventors' shares directly to the respective inventors or to the University's Office of the Treasurer that is responsible for managing University equity transactions.

b. From and after the effective date of this Agreement, Licensee agrees that University shall be entitled to all rights of a holder of common stock in Licensee, protected from dilution to the same extent that each other holder of shares as of the effective date (referred to for convenience as a "founder") is protected from dilution and shall suffer no greater dilution than any other founder who holds common stock of the Licensee. Licensee further agrees that the relative proportionate ownership of the University shall not be diluted to less than three percent (3.0%) of the total
Number of outstanding shares until such time as Caldera Pharmaceuticals, Inc.
completes an aggregate of $20 million of equity (funds-in) financing.

c. The shares issued to the University shall be issued in the University's nominee name of "Shellwater and Company" within six (6) months from the effective date of this Agreement.

d. If Licensee fails to issue the shares provided for herein within six (6) months from the effective date of this Agreement, the University may immediately terminate this License Agreement without recourse to the notification procedure specified in Article 9.

e. If Licensee registers shares of its common stock under the Securities Act of 1933, the Licensee shall include U1C University's shares in that registration at tile expense of the Licensee. If the underwriter of the offering decides that the size of the offering should be decreased, then the number or University shares included in the offering shall be reduced proportionally to the reduction of other shareholders.

APPENDIX C

COMMERCIALIZATION MILESTONES

XXXX

XXXX - redacted pursuant to a confidentiality request with the United States Securities and Exchange Commission

APPENDIX D

PROGRESS REPORT FORMAT

Date of Report
Reporting Period:                 [ ]           January 1 – June 30
[ ]           July 1 – December 31

I. Development:
• Progress towards commercialization and milestones (Appendix C)
• Problems encountered
• Pre-commercialization marketing efforts
• Any shift in time-line from original business plan
• Expected launch date
• Any improvements, new patents, derivative works, etc. arising from the work

2. Commercialization:
• First commercial sale in the U.S.
• First commercial sale outside the U.S.
• Sales, production, provision of Licensed Services or other royalty-generating activity
• Royalty calculations and royalties due

3. Continuing:
• Continued efforts in evolving the product/service
• Improvements
• Sublicenses
• Foreign registrations, licenses, commercialization, etc.
• Any problems which would potentially effect the License Agreement
• Any infringements of intellectual properly (as provided in the License Agreement)
• Any potential litigation involving the licensed intellectual property

4. Of General Interest:
• Promotional material, news releases, etc.
• Company annual reports
• Testing activity, scientific publications
• Any feedback, positive or negative
• Suggestions

APPENDIX E

ROYALTY REPORT FORMAT

Licensee: _______________ Agreement No.: _______

Period Covered:                    [ ]           January 1 -March 31
[ ]           April 1 -June 30
[ ]           July 1 -September 30
[ ]           October I -December31

Approved By: ______________                                                      Date:

*Units Sold	Gross Sales	**Less Allowances	Net Sales	Royalty Rate	Exchange Rate**	Royalty Amount ($)
Country		$	$	$			
USA (excluding Government)						N/A	
						N/A	
						N/A	
Canada							
Europe							
Japan							
Other							
US Government					N/A		N/A
					N/A		N/A

Note: If license covers several major product lines or sublicenses, please prepare a separate report for each product line or sublicense. Then combine all product lines or sublicenses into a summary report. Under a separate coversheet indicate any fee, annual license fee and royalties in excess of annual fees due the University. All reports must be submitted in U.S. Dollars.

• The use, manufacture or sale of LICENSED INVENTIONS or the provision of LICENSED SERVICES by the Licensee and, if permitted by License Agreement, the number of LICENSED INVENTIONS sold or LICENSED SERVICES provided by the Licensee's sublicensee(s).
•• As stipulated in Paragraph 4.4 of the License Agreement.